Credit Suisse For internal use only

GP-00363
Global Policy
Employee Personal Account Trading Policy

Valid from	29 October 2010	Version 1.1
Issuing Unit	Legal and Compliance
Author	Keith Lurie
Contact	Keith Lurie
Replaces	W-0010, D-8698, LC-00020, P-15706, P-30008, P-00681, P-00125
Original Language	English
Scope/Recipients	All Employees of Credit Suisse Group and the whole of Credit Suisse

Summary
This Employee Personal Account Trading Policy (“Policy”) sets forth minimum global standards to ensure that personal investment activities are conducted in compliance with applicable laws and regulations and that conflicts of interest related to personal investment activities are avoided or managed appropriately.

Changes

•	An appendix describing the web-based PA Trade System has been added.

■	Preclearance requirements for employees required to use the PA Trade system have changed.

Minimum Global Standards
Branches and subsidiaries must adhere to the requirements for employee personal account trading: including disclosure of employee personal trading accounts; minimum holding periods; prohibitions on transactions that pose conflicts of interest and transactions when in possession of confidential or inside information; pre-clearance of employee transactions where applicable; and the application of the appropriate Restricted List where required.

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Table of contents
1.    Purpose    2
2.    Scope    2
3.    Accounts Subject to this Policy    3
4.    Disclosure/Maintenance of Accounts    3
5.    Pre-Clearance of Employee Transactions    3
6.    Minimum Holding Periods    4
7.    Prohibitions on Transactions that Pose Conflicts of Interest    4
8.    Prohibition on Transactions When In Possession of Confidential or Inside Information    5
9.    Restricted List    5
10.    Trading in CSG Securities    5
11.    Certain Underwritten Offerings    5
12.    Monitoring of Employee Transactions    6
13.    Violations of this Policy    6
Appendix A: Private Banking and Shared Services
Appendix B:    Investment Banking and Credit Suisse Group Ltd.
Appendix C:    Asset Management U.S. Registered Advisors
Appendix D:    Asset Management Non-U.S. Registered Advisors
Appendix E:    Application of Restricted List for Employee Personal Account Trading
Appendix F: PA Trade System Employee Requirements
APAC Regional Supplement
APAC Regional Supplement- Appendix I
APAC Regional Supplement- Appendix II
Asset Management Divisional Supplement
Swiss Supplement
CS Brasil and CS Bahamas Supplement
U.S. Country Supplement

1.	Purpose
Credit Suisse’s reputation for integrity and fair dealing is one of its most valuable assets. To protect that reputation, employees must engage in personal account trading in a manner that is in compliance with applicable laws and regulations and one in which conflicts of interest related to personal investment activities are avoided.

2.    Scope
This Policy applies to all of the employees of Credit Suisse Group and the whole of Credit Suisse (collectively, referred to as “employee” or “you” except where otherwise distinguished). It defines the minimum global standards for employees to follow in their personal trading accounts. Additional personal account trading policies and procedures may apply (and they may be more restrictive) to specific Regions, Divisions, locations or business units.

You are required to be familiar with this Policy and any such additional requirements and to comply with them in all respects. In instances where local law may be inconsistent with the provisions of this Policy, you should consult with your local Compliance contact to determine the appropriate local application of this Policy. For your reference, you can find additional policies relating to Employee Personal Account Trading here.

3.    Accounts Subject to this Policy
This Policy applies to all “Employee Personal Trading Accounts.” An Employee Personal Trading Account is defined as an account:

■	that has brokerage capability, i.e., the ability to execute transactions in securities and other related products (including but not limited to equities, debt, commodities, derivatives and

■	in which an employee has an interest or has the power, directly or indirectly, to make or influence investment decisions.

For purposes of this Policy, the definition of “Employee” includes, local law permitting, not only the employee, but also the employee’s spouse, domestic partner, minor children and other members of the employee’s household.

The following types of accounts are not covered by this Policy:

■	checking, savings, money market and other deposit accounts without brokerage capability;

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■	mutual funds and unit investment trusts held directly at the fund distributor (and not through an account with brokerage capabilities);

■	savings plans and collective investment plans such as pension, retirement and other similar plans without brokerage capability; and

■	dividend reinvestment plans.

4.    Disclosure/Maintenance of Accounts
You should maintain your Employee Personal Trading Accounts at Credit Suisse where feasible or, if applicable in your jurisdiction, at a designated broker. (Managing Directors may be subject to more restrictive business requirements. For more information, click here.) Where permitted by policy in your Region, Division, location or business unit, you may maintain your Employee Personal Trading Accounts outside Credit Suisse if:

■	disclosed to Compliance and, in some locations, approved by appropriate management and Compliance; and

■
account statements or contract notes are provided to appropriate management and/or Compliance upon request or otherwise in accordance with policy requirements applicable to your location or business area.

This disclosure requirement applies to all Employee Personal Trading Accounts, including discretionary accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement. As an employee of Credit Suisse, you generally may not open or maintain a numbered account or similar type of account.

5.    Pre-Clearance of Employee Transactions
You must be familiar with and abide by any pre-clearance requirements for transactions in your Employee Personal Trading Accounts that are applicable to your Region, Division, location or business unit (e.g., employees that may regularly have access to confidential, non public price sensitive information). Employees with pre-clearance requirements may not trade until receiving written permission to do so, either electronically or otherwise, in accordance with applicable systems and requirements. Clearance, where given, is generally valid for 24 hours. The pre-clearance requirements do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement.

6.    Minimum Holding Periods
You must engage in personal account trading for investment purposes. As such, Credit Suisse requires you to hold certain securities or related products in your Employee Personal Trading Account for a specified period of time. While there may be securities or related products where there is no specified minimum holding period, it is still expected that you utilize your working time on behalf of the Bank and its business and not in trading your Employee Personal Trading Accounts.

If you are an employee in Investment Banking or Asset Management, or you are an employee of Credit Suisse Group Ltd., the minimum holding period for securities or related products is generally thirty (30) calendar days. If you are an employee in Private Banking or Shared Services (Shared Services includes those employees in the COO, CFO, GC, CRO and IT Divisions), the minimum holding period for securities or related products is generally seven (7) calendar days, subject to any applicable policy by Region, Division, Location, business unit or Compliance Department specific designation that requires a longer holding period.

A new bank-wide approach to employee personal account trading, together with a supporting web-based application will be implemented in phases across the Bank. Appendix F to this policy provides the appropriate holding period by product as the new approach with the application is implemented in your location. This Appendix will be revised to include jurisdictions as implantation proceeds and you will be notified.

If you are an employee in one of the jurisdictions listed in Appendix F, the holding periods described here and in Appendices A-D do not apply. Instead, your minimum holding periods are determined by new criteria accompanying the new PA Trading System requirements and process, which is being implemented on a staggered basis Bank-wide. Please see Appendix F for the list of jurisdictions subject to the new requirements and for further details.

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You are responsible for knowing and complying with the holding period that applies to you. The minimum holding periods set forth in this section do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement.

Attached to this policy as Appendices A-D are charts that provide a more detailed listing of specific products and the corresponding minimum holding period for Investment Banking, Asset Management, Private Banking, Shared Services and all Credit Suisse Group Ltd. employees. As stated above, Appendix F includes the detailed listing of specific products and corresponding minimum holding periods for those locations where the new web-based application has been implemented.

7.    Prohibitions on Transactions that Pose Conflicts of Interest
As an employee of Credit Suisse, you must pursue the best interests of Credit Suisse and its clients and not put your own trading interests ahead of these interests. As such, you must adhere to the following principles:

■	Employee transactions involving a conflict of interest between an employee and Credit Suisse or its clients are prohibited.

■	You are prohibited from using your access to Credit Suisse proprietary or client information in any way to advantage your personal investing.

■
You must trade at arms length with Credit Suisse and are prohibited from placing orders directly with an exchange, another market maker or a Credit Suisse trader for your Employee Personal Trading Accounts.

■	Employee transactions that present potentially material reputational or regulatory risk to Credit Suisse are prohibited.

8.    Prohibition on Transactions When In Possession of Confidential or Inside Information
You may not trade, or recommend that others trade, in a security or related derivative:

■	while in possession of material, non-public price sensitive information about the security or an issuer of a security;

■	if you are aware that Credit Suisse is effecting or proposing to effect a transaction for its own account or for a client account in a security or related derivative of the same issuer;

■	if you are aware of a research report or other communication which has not yet been publicly disseminated.
Where this Policy precludes you from conducting a transaction in your Employee Personal Trading Accounts, you are prohibited from procuring another person to make such a transaction on your behalf.

9.    Restricted List
You generally may not engage in transactions in Employee Personal Trading Accounts prohibited by the Restricted List applicable to your Region, Division, location or business unit. Each employee is responsible for checking the appropriate Restricted List, where applicable, prior to entering an order for his or her account. These requirements relating to the Restricted List do not apply to those Employee Personal Trading Accounts where the employee has fully delegated the investment decision to a third party by means of a discretionary investment management agreement. See Appendix E for more information regarding the application of the Restricted List.

In addition, employees who are involved in or have knowledge of projects or activities supported by the Corporate Development function of Credit Suisse may be subject to additional personal trading restrictions. For further information, see the Special Confidentiality and Employee Trading Rules and related procedural documents, which can be found on the Compliance Rules and Insider Lists webpage.

10.    Trading in CSG Securities
When you are in possession of material, non-public information regarding Credit Suisse Group (“CSG”), you are prohibited from trading in – or suggesting to others that they trade in – any CSG securities. To assist in preventing even the appearance of improper trading, Credit Suisse has established specified trading windows for employees to conduct transactions in CSG securities. For specific information and procedures governing employee transactions in CSG securities, see GP-00101.

11.    Certain Underwritten Offerings

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You are not permitted to invest in any new issues registered in the United States and subject to FINRA Rule 5130 (Restrictions on the Purchase and Sale of Initial Equity Public Offerings). For any other transactions underwritten by Credit Suisse (e.g., public, private, follow-on, “when-issued”), you are generally prohibited from participating, given the obligation to fulfil bona fide client interest on a priority basis. Please refer to your region, division, location or business unit policies for more specific guidance which can, in some instances, be more restrictive.

12.    Monitoring of Employee Transactions
Employee Personal Trading Accounts are subject to monitoring by Compliance and/or supervisory review as permitted by local law.

13.    Violations of this Policy
Credit Suisse may, at your expense and without prior notice, freeze or cancel any transactions or positions resulting from transactions in violation of this Policy as permitted under local law. You may be required to disgorge profits, if any, from the violation with such profits donated to charity. You may also be subject to disciplinary action by Credit Suisse, including termination of employment. In the event applicable laws or regulations are violated, you may also be subject to regulatory sanction and civil and criminal penalties.

Romeo Cerutti General Counsel
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